Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared in accordance with US GAAP and S-X Article 11 to provide pro forma information with regards to certain real estate acquisitions and financing transactions, as applicable.

On August 5, 2019, MHP Pursuits LLC, a wholly-owned subsidiary of Manufactured Housing Properties Inc., a Nevada corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with CSC Warner Robins, LLC (“CSC”) , pursuant to which MHP Pursuits LLC agreed to purchase all of the assets of CSC for $5.3 million, of which approximately $3.7 million will be attributed to the value of land and land improvements and $1.6 million will be attributed to the mobile homes. Closing of the Purchase Agreement was completed on November 14, 2019 and the Company’s newly formed wholly owned subsidiary, Springlake MHP LLC, purchased the assets. The transaction will be accounted for as an asset acquisition.

The unaudited pro forma consolidated financial statements are presented for the year ended December 31, 2018 and the nine months ended September 30, 2019 and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisition described above.

The unaudited pro forma consolidated financial statements are presented for informational purposes only and do not purport to be indicative of the Company’s financial results as if the transactions reflected herein had occurred on the date or been in effect during the period indicated. The unaudited pro forma consolidated financial statements should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements.

MANUFACTURED HOUSING PROPERTIES INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

	Historical	Acquisition	Adjustment	Pro Forma
Revenue
Rental and related income	$2,000,312	$505,695 $		$$2,506,007
Total revenues	2,000,312	505,695		2,506,007

Community operating expenses
Repair and maintenance	135,131	9,550		144,681
Real estate taxes	81,024	26,674		107,698
Utilities	149,516	46,320		195,836
General and administrative expense	310,710	149,223		459,933
Depreciation and amortization expense	534,290	-	245,625(a)	779,915
Interest expense	1,001,455	-	169,071(b)	1,170,526
Corporate compensation expenses, including stock based compensation of $59K	1,030,527	-		1,030,527
Total expenses	3,242,653	231,767		3,889,116

Net income (loss) before provision for income taxes	(1,242,341)	273,928		(1,383,109)

Provision for income taxes	8,286	-		8,286
Net income (loss)	$(1,250,627)	$273,928		(1,391,395)

Net income (loss) noncontrolling interest	45,766	-		45,766

Net income (loss) attributable to the Company	$(1,296,393)	$273,928		$(1,345,629)

Weighted average loss per share - basic and fully diluted				$(0.13)

Weighted average shares - basic and fully diluted				10,100,747

(a)
Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.

(b)
Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.

MANUFACTURED HOUSING PROPERTIES INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

	Historical	Acquisition	Adjustment	Pro Forma
Revenue
Rental and related income	$1,983,283	$384,714	$-	$2,367,997
Total revenues	1,983,283	384,714		2,367,997

Community operating expenses
Repair and maintenance	160,621	7,068		167,689
Real estate taxes	110,660	19,821		130,481
Utilities	130,744	40,120		170,864
General and administrative expense	274,203	114,239		388,442
Depreciation and amortization expense	496,966		184,219(a)	681,185
Interest expense	1,076,254	-	126,803(b)	1,203,057
Corporate compensation expenses, including stock based compensation of $59K	587,463	-		587,463
Refinancing cost	552,272	-		552,272
Total expenses	3,389,183	181,248		3,881,453

Net income (loss) before provision for income taxes	(1,405,900	203,466		(1,513,456

Preferred stock dividends	90,834	-		90,834
Provision for income taxes	-	-		-
Net income (loss)	$(1,496,734)	$203,466		(1,604,290)

Net income (loss) noncontrolling interest	-	-		-

Net income (loss) attributable to the Company	$(1,496,734)	$203,466		$(1,604,290)

Weighted average loss per share - basic and fully diluted				$(0.13)

Weighted average shares - basic and fully diluted				12,738,962

(a)
Adjustment to recognize depreciation expense on the investment property and amortization expense on the acquisition costs.

(b)
Adjustment to recognize the interest expense on the outstanding debt issued for the purchase of investment property.